Banksy
(b. 1974)



Initial Offering Price
$333,000

Offering Circular
sec.gov

Price Appreciation of Similar Works
19.6%

Similar Auction Sales | Record Price



$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
06
09
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24

Sharpe Ratio (2006-2022) watch video

Banksy	▲1.39
S&P 500	0.56

0% Progress

INVEST NOW

This work was part of Banksy's first exhibition in 2000, where all his works were priced under £1,000. His market has since flourished, with a 2018 sale of this work at Sotheby's for $246,334, surpassing its auction house high estimate by 25%.

INVESTMENT THESIS

Banksy
(b. 1974)

Why we like this offering

1. The Artwork is a prime, small-scale example of Banksy's early-career original paintings.
2. Artworks similar in scale and style are led by *Bomb Love* (2002), which sold for $774,230 at Bonhams London on October 15, 2021, followed by *Rat & Heart* (2014), which sold for $772,856 at Sotheby's London on March 3, 2022, and *Bird with Grenade* (2005), which sold for $452,839 at Phillips London on April 16, 2021.
3. The Artwork is a small-scale, horizontal painting and drawing on wood, which illustrates a military-issued armed vehicle with pink cartoon bunny ears on top of it. The vehicle is drawn in a sketchy two-tone style reminiscent of his stencils with black shadows and light blue highlights against a solid teal background.
4. Banksy's satire of warfare is central to his artistic practice as an anti-war activist, and he frequently pairs weapons with unlikely and often innocent subjects in his artwork.
5. 2000 was a pivotal year in Banksy's career, marking when he moved to London from Bristol.
6. The Artwork was exhibited in Banksy's first solo exhibition under his own name at a restaurant located in a boathouse named Severnshed at the Bristol Docks.
7. The Artwork previously sold for $246,334 at Sotheby's London on June 27, 2018, for $99,005 at Sotheby's London on February 13, 2014, and was bought-in at Bonhams London on October 24, 2007.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$6,845,626	35	$21,936,000

Turnover by Year


130.6M
98M
65.3M
32.7M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned


Sold
Unsold
128
96
64
32
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price	**$333,000**
Offering Circular	sec.gov/edgar

Painting





About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

INVEST NOW

BANKSY

b. 1974, UNITED KINGDOM



Oil on canvas | 15 × 17 in.

The anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.

$333,000
INITIAL OFFERING

19.6% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**60.0%** ANNUAL GROWTH OF RECORD PRICE[3]
▲1.39 SHARPE RATIO[4]	**14.4%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a prime, small-scale example of Banksy's early-career original paintings. 2000 was a pivotal year in Banksy's career, marking when he moved to London from Bristol. The Artwork was exhibited in Banksy's first solo exhibition under his own name at a restaurant located in a boathouse named Severnshed at the Bristol Docks. Banksy's satire of warfare is central to his artistic practice as an anti-war activist, and he frequently pairs weapons with unlikely and often innocent subjects in his artwork. The Artwork is a small-scale, horizontal painting and drawing on wood, which illustrates a military-issued armed vehicle with pink cartoon bunny ears on top of it. The vehicle is drawn in a sketchy two-tone style reminiscent of his stencils with black shadows and light blue highlights against a solid teal background. Artworks similar in scale and style are led by Bomb Love (2002), which sold for $774,230 (£562,750) at Bonhams London on October 15, 2021, followed by Rat & Heart (2014), which sold for $772,856 (£579,600) at Sotheby's London on March 3, 2022, and Bird with Grenade (2005), which sold for $452,839 (£327,600) at Phillips London on April 16, 2021. The Artwork previously sold for $246,334 (£187,500) at Sotheby's London on June 27, 2018, for $99,005 (£60,000) at Sotheby's London on February 13, 2014, and was bought-in at Bonhams London on October 24, 2007.

Banksy does not have any gallery representation; he is supported only by his discreet and appropriately ironic office Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be the subject of numerous blockbuster traveling exhibitions, including Banky: Genius of Vandal?; and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market. The artist's auction records are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC, for $14,558,000 at Christie's in New York on November 9, 2021.

THE ARTIST'S AUCTION RECORDS ARE LED BY LOVE IS IN THE BIN (2018), WHICH SOLD AT SOTHEBY'S LONDON FOR $25,426,401 (£18,582,000) ON OCTOBER 14, 2021, FOLLOWED BY GAME CHANGER (2020), WHICH SOLD FOR $23,238,686 (£16,758,000) AT CHRISTIE'S LONDON ON MARCH 23, 2021, AND SUNFLOWERS FROM PETROL STATION (2005), WHICH SOLD TO MASTERWORKS 092, LLC, FOR $14,558,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


774230
772856
452839
414053
374563
382321
347180
309554
260941
246334
144726
132100
108815
99005
78411
63772
60504
45406
19965
31410
82035
96345
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

The famously anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become a household name in contemporary art, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the use of stencil in revolutionary propaganda throughout history and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor. His most recent intervention, a stencil of a gorilla releasing animals, appeared on the gates of the London Zoo on August 13, 2024, after nearly a week of stenciling animals around the city.




BANKSY


BANKSY

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: Works on canvas, board, or wood that measure between 8 inches by 8 inches and 20 inches by 20 inches, excluding oil on canvas, works only with text,. The set also excludes the series Laugh Now, Flower Thrower and Balloon Girl as well as works with editions of more than 10. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate (“CAGR”) of 60.0% from November 18, 2003 to June 30, 2024. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,936,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.39. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 24 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was October 14, 2022. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.